Exhibit  23.1     Consent  of  Independent  Auditors,  Kabani  &  Co.,  CPAs

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the use, in the registration statement on Form SB-2/A (Amendment No. 2) of Island Residences Club, Inc., of our report dated January 16, 2006 on our audits of the financial statements of Island Residences Club, Inc. as of May 31, 2005, and the results of its operations and cash flows for the five month periods ended May 31, 2005 and 2004, and the period from July 16, 2002(inception) to May 31, 2005, and of our report dated January 6, 2006 on our audits of the financial statements of Island Residences Club, Inc. as of December 31, 2004, and the results of its operations and cash flows for the years ended December 31, 2004 and 2003, and the period from July 16, 2002(inception) to December 31, 2004 , and the reference to us under the caption "Experts."

/s/Kabani  &  Company,  Inc.
Kabani  &  Company,  Inc.

Los  Angeles,  CA

August  3,  2006